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                                                                    EXHIBIT 4.10


                              EMPLOYMENT AGREEMENT

     AGREEMENT by and between Dain Rauscher Corporation, a Delaware corporation (the "Company"), and Peter M. Grant (the "Executive") dated as of the 28th day of September, 2000.

     The Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive pending the merger (the "Merger") of the Company with and into a wholly owned subsidiary (the "Merger Subsidiary") of Royal Bank of Canada ("RBC"), pursuant to the Agreement and Plan of Merger dated as of September 28, 2000 by and among the Company, the Merger Subsidiary and RBC (the "Merger Agreement") and to provide the surviving corporation after the Merger with continuity of management.

                  NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Effective Date. The "Effective Date" shall mean the effective date of the Merger.

     2. Employment Period. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into the employ of the Company, for the period commencing on the Effective Date and ending on December 31, 2003 (the "Employment Period").

     3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive shall serve as the President and Chief Operating Officer of the Equity Capital Markets Division of RBC Dain Rauscher Wessels, with such authority, duties and responsibilities as are commensurate with and as may be consistent with such position and title, (B) the Executive shall report directly to the Chief Executive Officer of RBC's Corporate and Investment Banking Division, provided that, with respect to regulatory matters, the Executive shall report to the Chairman and Chief Executive Officer of RBC Dain Rauscher Wessels (each of the individuals serving in the foregoing capacities from time to time is hereinafter referred to as a "Reporting Person"), (C) the Executive shall be the most senior executive responsible (other than for regulatory purposes) for (I) the research, sales, trading and investment banking activities in U.S. equity securities currently conducted by the Equity Capital Markets Division of RBC Dain Rauscher Wessels, including the expansion of such business by acquisition or otherwise, in the U.S. and Europe and (II) such other U.S. capital markets businesses of RBC and its affiliates as may be added to his responsibilities either by RBC or its affiliates or upon the request of the Executive, in either case subject to the mutual consent of RBC or its affiliates and the Executive, and (D) the Executive's principal place of employment shall be in Minneapolis, Minnesota. For purposes of this Agreement, the terms "affiliate" and "affiliated company" shall mean any entity controlled by, controlling or under common control with RBC.

     (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive




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hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. The Executive may not engage, directly or indirectly, in any other business or investment activity that materially interferes with the Executive's performance of his duties hereunder, is contrary to the business interests of the Company or any of its affiliates, or requires any significant portion of Executive's business time. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards or committees, and, subject to the approval of the RBC Board of Directors, on corporate boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and
(C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

     (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual
Base Salary") of no less than the annual base salary set forth on Schedule I hereto.

          (ii) Annual Bonus. For calendar year 2000, the Executive shall receive an annual bonus of no less than the annual bonus that would be paid to the Executive under the Company's practices as in effect prior to the Effective Date. With respect to the 12 month bonus performance years 2001, 2002 and 2003, the Executive shall receive an annual cash bonus ("Annual Bonus") of not less than the amount set forth on Schedule I hereto (the "Guaranteed Bonus"), with the opportunity to earn an Annual Bonus greater than the Guaranteed Bonus based on performance and consistent with the Company's practices as in effect prior to the Effective Date. The Guaranteed Bonus shall be paid in accordance with the Company's practices for similarly situated executives. Except as otherwise provided in Section 5 hereof, the Annual Bonus shall be prorated for any portion of a bonus performance year during the Employment Period.

          (iii) Retention Unit Award. On the Effective Date, the Executive shall be granted a stock unit award (the "Retention Unit Award") in respect of the number of shares of RBC common stock with a fair market value equal to the amount set forth on Schedule I hereto (with the number of stock units determined based on the average closing price of RBC common stock on the New York Stock Exchange for the five trading days ending on the trading day immediately prior to the Effective Date) (the "Retention Units"). The Retention Units shall be allocated to a notional account in the name of the Executive, with the value of such account to be measured based on the fair market value of RBC common stock as of the relevant date. Dividends shall be deemed reinvested on a basis reasonably determined by the Company and RBC. The Retention Unit Award shall vest and a proportionate share of the notional account shall be paid in cash in three installments, on each of the first, second and third anniversaries of the Effective Date as follows: 33-1/3% of the Retention Unit Award and a proportionate share of the notional account shall vest and be paid on the first anniversary of the Effective Date, 50% of the remaining Retention Unit Award and a proportionate share of the notional account shall vest and be paid on the second anniversary of the Effective Date and 100% of the remaining portion of the Retention Unit Award and the notional account shall vest and be paid on the third anniversary


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of the Effective Date, subject to accelerated vesting and the immediate payment of the entire account balance upon the termination of the Executive's employment due to his death or Disability, by the Company other than for Cause or by the Executive for Good Reason.

          (iv) Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare, perquisite and other plans, practices, policies and programs generally applicable to similarly situated senior executives of the Company on a basis no less favorable than that provided to such senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in the stock incentive plans and programs applicable to similarly situated senior executives on a basis as shall be determined by the Company in its discretion.

          (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company's policies or, if more favorable, the Company's policies immediately prior to the Effective Date.

          (vi) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and shall be provided with secretarial and administrative assistance on the same basis as provided to him immediately prior to the Effective Date.

          (vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the senior executives of the Company.

     4. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall the Executive be terminated for purposes of the Company's obligation to provide him with the compensation and benefits under Section 3(b) of this Agreement prior to the Executive being absent from the performance of his duties hereunder for a 180 consecutive day period. For purposes of this Agreement, "Disability" shall mean
(i) the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days or any 180 business days within a period of 365 consecutive days as a result of incapacity due to mental or physical illness or (ii) a determination that the Executive has a disability that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.


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     (b) Cause. The Company may terminate the Executive's employment during the
Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

          (i) the continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by a Reporting Person that specifically identifies the manner in which such Reporting Person believes that the Executive has not substantially performed the Executive's duties, or

          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

          (iii) conviction of a felony or crime of moral turpitude or guilty or nolo contendere plea by the Executive with respect thereto, which, in the case of a crime of moral turpitude, is materially and demonstrably injurious to the Company; or

          (iv) a material violation of any of Company's material policies (including, but not limited to, the Company's insider trading policy); or

          (v) the Executive's engaging in fraud or personal dishonesty involving the Company's assets; or

          (vi) a material breach of Section 9 of this Agreement; or

          (vii) a material reportable violation of securities industry laws, rules or regulations, including those of any regulatory or self-regulatory organization, that results in a significant fine to the Company and significantly impairs the Executive from performing his material duties hereunder; or

          (viii) a statutory disqualification or bar or a suspension of 90 days or more by any applicable regulatory or self-regulatory organization, in each case that significantly impairs the Executive from performing his material duties hereunder.

With respect to the events set forth in clauses (i), (ii), (iv) or (vi) above, the Executive shall have ten business days following written notice to the Executive of the occurrence of such events to cure such event, provided such event is susceptible to cure. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or upon the instructions of a Reporting Person or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

     (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following events in the absence of a written consent of the Executive and provided the


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Executive gives written notice to the Company within 90 days of the occurrence of such event and the Company has not cured such event within ten business days following such notice:

          (i) the assignment to the Executive of any duties materially inconsistent in an adverse respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

          (ii) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

          (iii) the Company's requiring the Executive to be based at any office or location other than that provided in Section 3(a)(i)(D) hereof; or

          (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

          (v) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

     (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

     (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or a date within 90 days of receipt of the Notice of Termination, as specified in such notice, (iii) if the Executive's employment is


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terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be and (iv) if Executive's employment is terminated by the Executive without Good Reason, the Date of Termination shall be no fewer than 90 days following the Company's receipt of the Notice of Termination.

     5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

          (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

          A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) the product of
     (x) the Guaranteed Bonus and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2), shall be hereinafter referred to as the "Accrued Obligations"); and

          B. the amount equal to the product of (1) the number of months and portions thereof from the Date of Termination until the end of the Employment Period, divided by twelve and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Guaranteed Bonus; and

          (ii) for the remainder of the Executive's life and that of his spouse, the Company shall continue to provide medical and dental benefits to the Executive and his spouse and dependents on the same basis such benefits are provided to similarly situated senior executives of the Company as in effect from time to time (collectively "Medical Benefits");

          (iii) the Retention Unit Award shall vest and the entire account balance shall be paid immediately;

          (iv) any unvested long-term incentive awards or other incentive awards granted to the Executive prior to the Effective Date or thereafter, including unvested stock options (collectively, "Incentive Awards") shall vest or become immediately exercisable or free of restrictions (to the extent such restrictions relate to the Executive's continued employment), as applicable, immediately; and

          (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

     (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further


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obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. In addition, the Retention Unit Award shall vest and the entire account balance shall be paid immediately, and the Incentive Awards shall vest or become immediately exercisable and all restrictions thereon (to the extent such restrictions relate to the Executive's continued employment) shall lapse immediately. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits as in effect on the date of the Executive's death with respect to senior executives of the Company and their beneficiaries and the continued provision of Medical Benefits to the Executive's spouse and dependents.

     (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations (which shall include for purposes of this Section 5(c), the payment of the Executive's compensation and benefits under Section 3(b) during the 180-day period as provided in Section 4(a) of this Agreement) and the timely payment or provision of Other Benefits. In addition, the Retention Unit Award shall vest and the entire account balance shall be paid immediately, and the Incentive Awards shall vest or become immediately exercisable and all restrictions thereon (to the extent such restrictions relate to the Executive's continued employment) shall lapse immediately. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company and the continued provision of Medical Benefits to the Executive, spouse and dependents.

     (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, and (y) Other Benefits, in each case to the extent theretofore unpaid.

     (e) After the Employment Period. If the Executive's employment shall terminate for any reason following the Employment Period, the Company shall provide the Medical Benefits to the Executive, his spouse and dependents (other than upon a termination by the Company for Cause) and Other Benefits to the extent theretofore unpaid.

     (f) Cessation of the Medical Benefits. Notwithstanding anything contained herein to the contrary, in no event shall the Company be required to provide the Medical Benefits to the Executive, his spouse and dependents, if the Executive is entitled to receive medical and dental benefits from another employer, excluding for this purpose any employer that is a governmental agency or entity, a civic, non-profit or charitable agency, organization or foundation or similar type of non-commercial enterprise without regard as to whether the Executive would be entitled to benefits from such employer.


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     6. Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or the Executive (provided that such contest or claim is brought by the Executive in good faith) or by others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in
Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     8. Certain Additional Payments by the Company.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm


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(other than the auditors of the Company or its affiliates, unless the Executive consents) reasonably acceptable to the Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation


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and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     9. Confidential Information; Noncompetition; Nonsolicitation. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company or any of its affiliates or RBC or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

     (b) The Executive agrees that, commencing as of the date hereof, during the actual term of Executive's employment hereunder and for a period of the later of three years from the Effective Date or one year following the Date of Termination (the "Protected Period"), other than as a result of a termination by the Company without Cause or by the Executive for Good Reason, the Executive will not, without the written consent of the Company, engage in any business of, or enter the employ of, as a consultant or an employee, or have any interest in, directly or indirectly, any other person, firm, corporation or other entity engaged in any business conducted by the Company as of the date hereof (a "Competing Business"). Nothing herein shall restrict the Executive from (i) being the beneficial owner of 2% or less of the outstanding securities of any corporation or other entity whose securities are listed on any national securities exchange or traded over-the-counter, if the Executive has no other connection or relationship with the issuer of such securities, (ii) making personal investments, so long as the investment vehicle is not a Competing Business or (iii) if the Executive is no longer employed by the Company or its affiliates, engaging in any capacity in the private equity business or asset management business.

     (c) During the Protected Period, the Executive agrees not to hire, directly or indirectly solicit for employment, or entice or encourage to leave employment with the Company or its affiliates, any person employed by the Company at the time of the Executive's termination of employment. During the Protected Period, other than following a termination of the Executive by the Company without Cause or by the Executive for Good Reason, the Executive shall not, directly or indirectly through any other person or entity, solicit, entice, persuade or induce any person or entity which is then, or has been within the twelve months preceding the Date of Termination, a client, customer, or other person or entity having a material business relationship with the Company or its affiliates to terminate, reduce, disrupt or otherwise alter adversely its business relationship with the Company or its affiliates.

     (d) In the event of a breach or threatened breach of this Section 9, the Executive agrees that the Company, RBC or their respective affiliates shall be entitled to injunctive relief in a court of appropriate jurisdiction, or by an arbitration panel, to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.

     (e) Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 9.

     10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota , without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:      At the address set forth on
                                            Schedule I hereto



                  If to the Company:        Dain Rauscher Corporation
                                            Dain Rauscher Plaza
                                            60 South Sixth Street
                                            Minneapolis, Minnesota 55402-4422

                                            Attention:  General Counsel

                  copy to:                  Royal Bank of Canada
                                            Royal Bank Plaza
                                            Toronto, Ontario  M5J2J5

                                            Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) If any dispute should arise concerning this Agreement, the interpretation of this Agreement or otherwise relating to the terms and conditions of the Executive's employment or its termination, including any claim of statutory discrimination, the parties agree to submit such dispute to arbitration before a panel of three (3) neutral arbitrators from and in accordance with the rules of the American Arbitration Association in Minneapolis, Minnesota. For injunctive relief, it is also agreed that any court of competent jurisdiction may also entertain an application by either party. The parties agree that if a court or panel of arbitrators having jurisdiction over this Agreement shall determine that the subject matter or duration of any of the covenants and undertakings in Section 9 of this Agreement are unreasonable in any respect, they shall be reduced, and not terminated, as such court or panel of arbitrators determines may be reasonable. The parties further agree that no demand for punitive damages shall be made in any such arbitration proceeding and that the arbitrators shall not have the power to award punitive damages in any such proceeding. Any award of the arbitrators shall be final and binding, subject only to the right of appeal that may lie as a matter of law. The Company shall pay all costs and expenses relating to any such arbitration.

     (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (e) All cash amounts payable hereunder shall be payable in U.S. Dollars. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (f) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement (subject to the Executive's exercise of such right within the 90 day period as set forth in Section 4(c)), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     (g) The Executive shall have the right to enforce on behalf of the Company the obligations of RBC and the Company to establish a retention bonus pool consisting of U.S. $200 million to be allocated, in the form of stock unit awards measured based on the value of RBC common stock (with the number of units determined based on the average closing price of RBC common stock on the New York Stock Exchange for the five trading days ending on the trading day immediately preceding the Effective Date), as determined by the Chairman, Chief Executive Officer and President of the Company, in consultation with RBC, among key employees of the Company and its Subsidiaries, in accordance with clause (a) of Section 6.09(c) of the Company Disclosure Schedule to the Merger Agreement.

     (h) Each of the Executive and the Company agree to execute mutual releases in favor of the other party, on terms and conditions mutually agreed to by the parties hereto, in connection with claims relating to the Executive's termination of employment during the Employment Period, provided that in no event shall the Executive be required to release claims relating to his rights upon termination under this Agreement.

     (i) From and after the Effective Date this Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof, except as expressly provided herein. If the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereunder, this Agreement shall be of no force and effect.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.



                                       -----------------------------------------
                                       Peter M. Grant



                                       Dain Rauscher Corporation



                                       By
                                         ---------------------------------------
                                         Name:
                                         Title:

                                   Schedule I

Name:  Peter M. Grant

Annual Base Salary:    $200,000

Guaranteed Bonus:      $3.5 million

Retention Amount:      $13.5 million

Notice to Executive:   Peter M. Grant
                       Dain Rauscher Corporation
                       Dain Rauscher Plaza
                       60 South Sixth Street
                       Minneapolis, Minnesota  55402-4422